Exhibit 99.1

September 26, 2016

Cogint, Inc. To Ring Opening Bell, Begin Trading On NASDAQ
Event Celebrates cogint’s Corporate Name Change and Move to Nasdaq Stock Market

Boca Raton, FL. – Cogint, Inc. (Nasdaq: COGT), a data and analytics company, today announced that Derek Dubner, Chief Executive Officer, together with team members of cogint brands, Fluent, IDI and Q Interactive, will ring the Nasdaq Stock Market Opening Bell on Monday, September 26, 2016 at 9:30am ET. The bell ringing ceremony celebrates the launch of the cogint™ brand and move to the Nasdaq Stock Market.

“Celebrating these milestones at the Nasdaq MarketSite is a momentous occasion for this extraordinary team. We are excited to join the world’s best technology companies on the NASDAQ,” said Derek Dubner, Chief Executive Officer.

The ceremony for the Nasdaq Opening Bell will be broadcast on live television networks such as CNBC, Fox Business News and Bloomberg TV. A live webcast of the cogint Nasdaq Opening Bell will be available at: https://new.livestream.com/nasdaq/live.

In addition to ringing the Nasdaq Opening Bell, the company will begin trading as of market open today under the cogint name, ticker symbol COGT, and new CUSIP number 19241Q 101. As part of the rebranding, the company has launched a new website at www.cogint.com.

About cogint™

At cogint, we believe that time is your most valuable asset. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most – running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our data and analytical solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, conducting investigations, identifying fraud and abuse, and collecting debts, to identifying and acquiring new customers. At cogint, we are dedicated to making the world a safer place, to reducing the cost of doing business, and to enhancing the consumer experience.

RELATED LINKS: www.cogint.com

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding the transfer of the listing of the Company’s Common Stock from the NYSE MKT to NASDAQ and the enhancement of the Company’s public visibility. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include the Company’s ability to continue to comply with the NASDAQ listing standards and those described in our filings with the Securities and Exchange Commission. In addition, forward-looking statements may also be adversely affected by general market factors and federal and state regulations and legislation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Media and Investor Contact:
Cogint, Inc.
Jordyn Kopin, 646-356-8469
Director of Investor Relations
JKopin@cogint.com